Exhibit 99.2

Annex B

Sales of Class A Ordinary Shares by GG 1978 SICAF SIF S.A. – GG Strategic and MGG Strategic SICAF SIF S.A. – MGG Strategic during the 60-day period ending April 30, 2025, each of which occurred in the open market:

Date	Number of Shares Sold	Average Price Per Share	Price Range Per Share	Seller

3/3/2025	208,220	$33.9624	$33.95-$34.055	GG 1978 SICAF SIF S.A. – GG Strategic

4/23/2025	500,000	$31.8208	$31.67-$32.08	MGG Strategic SICAF SIF S.A. – MGG Strategic

4/24/2025	449,868	$32.0049	$31.75-$32.12	MGG Strategic SICAF SIF S.A. – MGG Strategic

4/25/2025	500,000	$32.1044	$31.845-$32.30	MGG Strategic SICAF SIF S.A. – MGG Strategic

4/25/2025	500,000	$32.1044	$31.84-$32.29	GG 1978 SICAF SIF S.A. – GG Strategic

4/28/2025	500,000	$32.4741	$32.40-$32.58	MGG Strategic SICAF SIF S.A. – MGG Strategic

4/28/2025	493,083	$32.4287	$32.40-32.50	GG 1978 SICAF SIF S.A. – GG Strategic

4/30/2025	1,000,000	$32.5997	$32.385-$32.90	MGG Strategic SICAF SIF S.A. – MGG Strategic
5/2/2025	775,132	$32.602	$32.50-$32.78	MGG Strategic SICAF SIF S.A. –MGG Strategic

The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the number of shares of Class A Ordinary Shares sold at each separate price within the price ranges set forth on the table above.